Exhibit 10.1

November 29, 2023

Mallorie Burak

Via Email

Re: Offer Letter with Energous Corporation

Dear Mallorie:

Energous Corporation (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your title will be Chief Financial Officer and you will report to the Company’s CEO, Cesar Johnston. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company or that would, directly or indirectly, constitute your engagement in or participation in any business that is competitive in any manner with the business of the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. Your employment will commence on January 15, 2024, or such earlier date as may be agreed by you the Company (such date, the “Start Date”).

2. Cash Compensation The Company will pay you an annual base salary at the rate of $395,00.00, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at the Company’s discretion.

You will be eligible to receive a guaranteed annual bonus of $150,000.00 (One Hundred Fifty Thousand 00/100 US dollars) (the “First Year Bonus”) with respect to 2024, subject to your continued employment through December 31, 2024. The First Year Bonus will be paid within 30 days of such date.

Beginning in 2025, you will be eligible to receive a discretionary annual bonus starting of up to $200,000.00 (Two Hundred Thousand 00/100 US dollars) (the “Target Bonus”), based on Company and individual objectives, as determined and at the discretion of the Compensation Committee. To earn any target bonus, you must be employed with the company on the last day of the Target Bonus yearly period.

3. Sign-on Bonus. Should you accept this offer you will be eligible to receive a $50,000.00 (Fifty Thousand 00/100 US dollars) one-time sign-on bonus (the “Sign-On Bonus”). This Sign-On Bonus will be paid within 30 days of your Start Date, subject to your continued employment through such payment date. In the event your employment with the Company terminates prior to the one-year anniversary of the Start Date for any reason other than a termination without “Cause,” you will be required to reimburse the Company as to the full amount of the Sign-On Bonus. The Company shall have a right to offset any such reimbursement against any sums it might otherwise owe to you in the event of such termination, except where prohibited by applicable law. For purposes of this offer letter, “Cause” shall have the meaning set forth in the Severance and CIC Agreement (as defined below).

4. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits to the extent that you comply with the eligibility requirements of each such benefit plan. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. In addition, upon your Start Date, you and the Company will enter into the Company’s standard executive form of Severance and Change in Control Agreement (the “Severance & CIC Agreement”).

5. Equity Grants. Subject to the approval of the Board of Directors of the Company (the “Board”) or its Compensation Committee, you will be granted 52,000 restricted stock units to acquire shares of the Company’s common stock (“RSUs”). The RSUs will vest as follows: 25% of the RSUs will vest on each of the first four annual anniversaries of your Start Date, in each case, subject to your continuing to provide services to the Company through such dates. The RSUs will be subject to the terms and conditions applicable to RSUs granted under the Company’s 2017 Equity Inducement Plan (the “Plan”), as described in the Plan and the applicable restricted stock unit agreement.

6. Confidential Information and Inventions Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidential Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A.

7. No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this offer letter. You shall not use or disclose, in connection with your employment, any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and you confirm that your employment with the Company does not infringe or violate the rights of any other person.

8. Verification of Information and Eligibility. This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, professional reference checks and a general background check performed by the Company to confirm your suitability for employment. By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information. You have a right to review copies of any public records obtained by the Company in conducting this verification process unless you check the box below. Your offer is contingent upon the Company’s verification that you are permitted to legally work in the United States.

You agree to provide the Company in a timely manner with any and all documentation reasonably necessary to confirm the foregoing.

9. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or notice. Any contrary representations that may have been made to you are superseded by this letter agreement. Although your job duties, title, compensation, and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you). Notwithstanding the forgoing, you may become entitled to certain benefits under termination of your employment under certain circumstances under the Severance & CIC Agreement to be entered into between you and the Company.

10. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

11. Complete Agreement, Interpretation, Amendment and Enforcement. This offer letter, the Severance and CIC Agreement, and the Confidential Information and Invention Assignment Agreement constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior or contemporaneous agreements, representations, or understandings (whether written, oral, or implied) between you and the Company. At all times during your employment, you agree to abide by the Company’s employment policies and procedures, as such policies and procedures are in effect. This offer letter may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this offer letter and the resolution of any disputes as to the meaning, effect, performance, or validity of this offer letter or arising out of, related to, or in any way connected with, this offer letter, your employment with the Company or any other relationship between you and the Company (collectively, the “Dispute”) will be governed by Utah law, excluding laws relating to conflicts or choice of law. You and the Company agree that any and all Disputes, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in Santa Clara County, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County, California, in connection with any Dispute or any claim related to any Dispute.

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We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer letter by signing and dating both the enclosed duplicate original of this offer letter and the enclosed Confidential Information and Inventions Assignment Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on Monday December 4th, 2023. Your employment is also contingent upon your starting work with the Company on January 15th, 2024.

Very truly yours,

ENERGOUS CORPORATION

/s/ Cesar Johnston
By: Cesar Johnston, President and CEO

I have read and accept this employment offer:

/s/ Mallorie Burak
Signature of Employee

Dated: 12/01/2023

☐	I hereby waive my right to receive any public records as described above.

Attachment: Exhibit A - Confidential Information and Inventions Assignment Agreement